Exhibit 24

                      CONFIRMING STATEMENT

This statement confirms that the undersigned, Reginald DesRoches, has authorized and designated each of Tom Wirth and Shawn Neuman to execute and file on the undersigned's behalf all Forms 3, 4, 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange
Commission as a result of the undersigned's ownership of or transactions in securities of Brandywine Realty Trust. The authority of Tom Wirth and Shawn
Neuman under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to her ownership of or transactions in securities of Brandywine Realty Trust, unless earlier revoked in writing. The undersigned acknowledges that Tom Wirth is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities
Exchange Act of 1934.

Date: May 12, 2021

/s/ Reginald DesRoches